Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.
(the “Company”)
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

The Company announces that with effect from 2 March 2023, Darrell Thomas, a Non-Executive Director of the Company, has been appointed as an Independent Director of Pitney Bowes Inc., a company listed on the New York Stock Exchange.

Wioleta Koszolko
Senior Assistant Company Secretary

3 March 2023

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